Exhibit 99.1

Kimball International Announces New Presidents of National Office Furniture and Kimball Hospitality

JASPER, IN. - January 24, 2018 - Kimball International, Inc. (NASDAQ: KBAL) today announced the following appointments to the President, National Office Furniture and President, Kimball Hospitality executive leadership roles.

Kourtney Smith will succeed Kevin McCoy as President, National Office Furniture. Kourtney will continue to serve as a Vice President of Kimball International, Inc. She most recently held the position of President, Kimball Hospitality. Before her promotion to that role in August 2015, she served as Vice President, Marketing for National Office Furniture where she led product development, marketing, sustainability, vertical markets, increasing brand awareness in the architect and design community, and sales development in the Middle East and North Africa (MENA) region.

Don Van Winkle, Chief Operating Officer and President, Kimball International, said “Kourtney brings more than 25 years of experience in the markets served by our National brand. Her customer centric leadership, proven ability to assess the needs and trends of our markets, ability to develop talent and drive results are key attributes to continuing to build success at National. Kourtney’s most recent experience in the executive leadership role at Kimball Hospitality further broadened her strategic planning capabilities and positions her for success in this new role.”

Commenting on the new position, Kourtney said, “I am humbled and incredibly honored to have the opportunity to lead the talented National Office Furniture team. The brand is dynamic, unique and well-poised for continued growth. I am excited to re-join the organization.”

Kourtney holds the distinction of being a Kellogg Executive Scholar of Professional Achievement in Marketing and Sales Management. She has continued her personal and professional development through a variety of programs and involvement in industry associations. Kourtney and her husband, Phil, and their family reside in Jasper, Indiana.

Kathy Sigler will succeed Kourtney as President, Kimball Hospitality. With this promotion, Kathy will now also serve as a Vice President of Kimball International, Inc.

Kathy has served in areas of increasing leadership capacities within Kimball International for more than 25 years, most recently as Vice President, Operations, for the Kimball brand where she was responsible for the strategic and day-to-day execution of all direct manufacturing and manufacturing support (engineering, global supply chain, quality and continuous improvement) functions. Before her time with the Kimball brand, Kathy held numerous roles in Kimball Hospitality spanning 12 years from 1992 to 2004, including customer service, master scheduling, sales operations management, demand management, and program management.

Don Van Winkle said “Kathy's breadth of experience and pattern of success makes her an excellent choice for this executive leadership position. She has a unique blend of talents in operational excellence, complex project management, and customer centricity which are so important to this industry.”

Commenting on the new position, Kathy said, “I am very excited to be a part of Kimball Hospitality, the leader in providing hospitality furniture solutions. Kourtney has done an outstanding job in building a strong, vibrant, and talented organization. I am grateful to have the opportunity to lead this team into the future.”

Kathy graduated from Indiana University in 1985 with a Bachelor of Arts degree in management and a minor in finance. Kathy and her husband Chris and their family reside in Santa Claus, Indiana.

“We are committed to leadership development programs and succession planning that enable seamless executive leadership role transitions,” Bob Schneider, Kimball International's Chairman and CEO commented. “Both Kourtney and Kathy have shown great commitment to continuous improvement and growth throughout their time with Kimball International and both are tremendous examples of the talent within our company.”

About Kimball International, Inc.

Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice.  “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate.  To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.